Exhibit 99.1

April 27, 2011

News Release

Source:  EnXnet, Inc.

EnXnet Signs Letter of Intent with Tac Unit, LLC

Tulsa, OK, April 27, 2011 EnXnet, Inc. (OTCBB Symbol:  EXNT) (German WKN# A0HMDW) is pleased to announce it has entered into a Letter of Intent with Tac Unit, LLC whereby EnXnet acquires all rights, title and interest in and to a new patented technology (U.S. patent issued on January 1, 2011) identified as the Thermal Air Control System.

This 12 Volt Technology provides a unique solid state solution for air conditioning and heating systems primarily for use in tractor-trailer trucks. When tractor-trailer trucks are parked they traditionally leave the motor running to provide the driver with air conditioning or heat.  This burns fuel and increases the cost per load and it contributes nothing to moving of goods from one destination to the next.  With the TAC unit, a truck can remain parked with the motor off and maintain a comfortable environment for the driver while burning no diesel fuel at all.  The resulting savings in fuel costs can be significant to a trucking company and there are no diesel emissions being added to the atmosphere.  The TAC unit can run up to 10 hours on a battery charge and is recharged by the trucks’ electrical system when the truck is running.

This release may include forward-looking statements from the company that may or may not materialize.  Additional information on factors that could potentially affect the company’s financial results may be found in the company’s filings with the Securities and Exchange Commission.

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EnXnet, Inc., Tulsa
918-592-0015
Fax:  918-592-0016
investor@enxnet.com